UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)          May 16, 2007

KMG Chemicals, Inc.

(Exact name of registrant as specified in its charter)

TEXAS	000-29278	75-2640529
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

10611 Harwin Drive, Suite 402, Houston, Texas		77036
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code 713-600-3800

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement

The information in Item 2.03 below is incorporated herein by reference.

Item 2.03

As of May 16, 2007 the Company entered into a new credit agreement with its existing lender, Wachovia Bank, National Association.  The new credit agreement replaces existing facilities, and provides for both a revolving loan facility of up to $8,000,000 and a term loan facility of $8,400,000.  Advances under the revolving loan mature on April 30, 2010, and advances under the term loan mature on January 31, 2013.

At May 16, 2007, the Company had no borrowings under the revolving loan facility and $8,400,000 was borrowed under the term loan facility.  Advances under both the revolving facility and the term facility bear interest at a varying rate of LIBOR plus a margin based on the Company’s funded debt to EBITDA:

Ratio of Funded Debt to EBITDA	Margin

Equal to or greater than 2.5 to 1.0	2.75%
Equal to or greater than 2.0 to 1.0, but less than 2.5 to 1.0	2.25%
Equal to or greater than 1.75 to 1.0, but less than 2.0 to 1.0	1.70%
Equal to or greater than 1.0 to 1.0, but less than 1.75 to 1.0	1.20%
Less than 1.0 to 1.0	1.00%

Currently advances bear interest at LIBOR plus 1%.  Principal on the term loan is payable in monthly installments of $138,000.

Loans under the credit facility are secured by the assets of the Company, including inventory, accounts, equipment, and general intangibles, but excluding real property.

The new facility has restrictive covenants including the maintenance of a fixed charge coverage ratio of 1.25 to 1.0 and a ratio of funded debt to the sum of funded debt and owner’s equity of not more than 45%.  On May 16 we were in compliance with all our debt covenants.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KMG Chemicals, Inc.

By:	/s/ John V. Sobchak	Date: May 22, 2007
John V. Sobchak,
Chief Financial Officer